MGT Capital Provides Operating Update

Purchases 320 Additional Bitmain Bitcoin Miners

DURHAM, NC, October 31, 2019 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) today provided an operating update to investors.

On October 29, 2019, MGT purchased 320 Bitmain S17 Pro Antminers, with contractual shipment within 7 business days. The specific models purchased have a stated hash rate of 50 Th/s in normal mode and up to 62 Th/s when engaged in “turbo” mode. A container to house the miners will be delivered next week. Upon deployment, these machines will add up to 20 Ph/s to the Company’s LaFayette, Georgia facility.

This purchase of the S17 Pro’s is in addition to the previously announced purchase of 1,100 S17 Antminers with a stated hash rate of 53 Th/s per machine. The Company expects delivery of that batch prior to mid-December of this year. The containers to house these 1,100 miners include two Pod5ive containers and are expected onsite by the end of November 2019. Due to contractual provisions of this S17 order, MGT took advantage of a material price reduction, and chose to allocate some of that savings to the new order of S17 Pro’s.

As previously disclosed earlier this month, the Company began Bitcoin mining at its fully owned and operated facility in LaFayette using a newly designed container solution with company owned Bitmain S9 miners. All five transformers are set on concrete vaults, hooked up to underground high voltage electrical feeder lines from the nearby substation, and are ready to energize when the mining equipment is received. With Phase I of the site substantially completed, MGT currently has total load capacity from these five transformers of 12.5 MW.

Including some other modest equipment already purchased, MGT projects a total of 1,475 new generation Bitcoin miners to be in operation at year end 2019. The machines collectively are rated at a total of about 80 Ph/s, enough computational power to mine 45 Bitcoin per month at the current Difficulty Rate.* The total electrical load at this production level is estimated at slightly under 4.0 MW.

*Note: the Difficulty Rate (DR) of the Bitcoin network is a direct function of the capacity of the entire mining network. The DR changes roughly every two weeks and is widely available on Bitcoin data feeds and websites. Over time, the DR has, and is expected to, increase due to increased investment by network participants in more powerful and efficient mining hardware.

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTCQB: MGTI) is a U.S.- based Bitcoin miner with operations at an owned facility in Georgia and two hosted facilities. The Company continues construction in Georgia to pursue expansion with low cost power.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. MGT Capital Investments, Inc. provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Investor and Media Contact:

Robert Lowrey

Chief Financial Officer

rlowrey@mgtci.com

919-378-1788